EXHIBIT 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-3 of (i) our report dated March 29, 2002, except for Note 16 as to which the date is March 25, 2004, relating to the financial statements of Cheniere Energy, Inc. and (ii) our report dated March 29, 2002 relating to the financial statements of Gryphon Exploration Company, which appear in Cheniere Energy, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP

April 6, 2004

Houston, Texas